Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Strategic Delaware Basin Acquisitions and Divestiture of its Non-Core Barnett Shale Assets

In a series of transactions, Crestwood to acquire Sendero Midstream Partners, LP and First Reserve’s 50% equity interest in Crestwood Permian Joint Venture at approximately 7x NTM EBITDA

Crestwood more than doubles its natural gas processing capabilities in the Delaware Basin, the leading North American shale play by economics and drilling rig activity; Excess processing and compression capacity combined with complementary footprints drive significant commercial and capital synergies

The Delaware Basin becomes Crestwood’s second largest cash flow contributor with 2023E Adjusted EBITDA of $190 – $200 million, representing 20% of total company cash flow

Divestiture of Barnett Shale assets for $275 million continues Crestwood’s asset optimization strategy by redeploying cash proceeds from non-core assets into higher growth and stacked pay, Delaware Basin assets

Transactions prudently financed with cash proceeds from the divestiture of Barnett Shale assets, common equity issued to First Reserve, and revolver borrowings to maintain Crestwood’s strong balance sheet metrics and financial flexibility

HOUSTON, TEXAS, May 25, 2022 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) today announced it has entered into a series of agreements under which the company will i) acquire Sendero Midstream Partners, LP (“Sendero Midstream”) for $600 million in cash, ii) acquire First Reserve’s 50% equity interest in Crestwood Permian Basin Holdings LLC (“CPJV”) for $320 million in Crestwood common units, plus the assumption of asset level debt, and iii) divest its legacy, non-core Barnett Shale assets to EnLink Midstream, LLC (NYSE: ENLC) (“EnLink Midstream”) for $275 million in cash. The transactions are expected to close early in the third quarter 2022, subject to customary regulatory approvals.

“I am thrilled to announce this series of strategic transactions that greatly enhance the Crestwood franchise by creating immediate scale and additional runway in the Delaware Basin, high-grading our cash flow mix through the rationalization of non-core assets, and successfully maintaining our conservative balance sheet and financial flexibility,” commented, Robert G. Phillips, Founder, Chairman, and Chief Executive Officer of Crestwood. “The acquisition of Sendero Midstream is highly complementary to our existing Willow Lake assets, provides excess processing and compression capacity for current and future customer development activity, and solidifies Crestwood’s footprint in the leading North American shale play. Furthermore, the consolidation of First Reserve’s equity interest in CPJV simplifies our corporate structure and drives enhanced financial, commercial and operational flexibility. Both transactions are highly synergistic and will drive meaningful accretion to our distributable cash flow for many years to come.”

Mr. Phillips, continued, “Today’s announcement also marks the culmination of our long-term investment and operating footprint in the Barnett Shale. The Barnett Shale is where Crestwood started dating back to October 2010 and I want to personally thank our field employees for their hard work, dedication, and loyalty over the past twelve years, as they have fully embodied Crestwood’s core principles with an unwavering commitment to operational safety and performance. We are excited to pass the torch to EnLink Midstream who shares Crestwood’s commitment to operational excellence and corporate stewardship. As we close this chapter in Crestwood’s history, we will continue to focus on building and

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optimizing our sizeable gathering and processing positions in the Williston Basin, Delaware Basin, and Powder River Basin. We believe the strategic actions we are taking today to divest a legacy asset to core up our position in one of the most prolific, economic, and active basins in North America, best positions Crestwood to deliver long-term value creation for our unitholders.”

Transaction Highlights and Rationale

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Significantly increases exposure to highly prolific northern Delaware Basin: The Sendero Midstream assets are located entirely in Eddy County, New Mexico, one of the most active regions of the Delaware Basin as evidenced by approximately 25% of total basin rigs focused on the county. The region benefits from an ideal combination of low oil breakevens, highly prolific wells, and significant amounts of gas production, making it a premier area for gas midstream investment. The acquisition of Sendero Midstream adds more than 75,000 dedicated acres with over 1,200 tier 1 drilling locations, long-term fixed fee contracts with commodity price upside, and a diverse and active set of private and public producer customers.

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Complementary asset footprint enables operational, capital, and commercial synergies: Sendero Midstream’s assets are highly complementary to the existing Willow Lake footprint, and can be integrated with minimal capital investment, enabling Crestwood to capture substantial cost and commercial synergies. The pro forma system will have total processing capacity of 550 MMcf/d with approximately 100 MMcf/d of unutilized space, which reduces the capital investment necessary to expand Crestwood’s existing Orla plant to meet existing producer customer needs. As the commodity price outlook remains favorable for an acceleration of activity across the basin, this expanded footprint positions Crestwood to aggressively pursue third party volumes to further optimize utilization of existing infrastructure.

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Further upgrades asset portfolio and cash flow and simplifies structure at attractive valuations: The combined Sendero Midstream and First Reserve transactions represent an estimated 7x NTM (next-twelve-months) EBITDA valuation multiple. The Sendero Midstream transaction provides a natural catalyst to execute Crestwood’s stated objective to consolidate First Reserve’s 50% equity interest of CPJV, which enhances scale and removes the structural complexity of the joint venture in Crestwood’s asset portfolio. Based on current and forecasted producer activity, Crestwood expects the Delaware Basin to become its second largest asset generating 2023E Adjusted EBITDA of approximately $190 to $200 million, which represents approximately 20% of the pro forma company’s cash flow. In addition, the divestiture of the Barnett Shale assets represents an attractive opportunity to recycle cash proceeds from a non-core asset into a high growth, stacked pay, core basin.

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Maintains strong balance sheet and enhances credit profile: The transactions will be prudently financed with a mixture of Barnett Shale divestiture proceeds, common equity, and revolver borrowings and are enhancing to the credit profile of the company due to increased cash flow scale, higher asset quality, reduced ownership complexity and expanded future free cash flow generation. Pro forma for the transactions, Q1 2022 leverage was approximately 3.8x, and Crestwood expects leverage to return to sub-3.5x in 2023 as the assets are fully integrated and synergies are achieved. Additionally, Crestwood continues to maintain flexibility under its $175 million common and preferred unit buyback program to further enhance returns and cost of capital opportunistically.

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Extends Crestwood’s ESG practices to Sendero Midstream assets: Following the close of the transactions, Crestwood will implement its sustainability best practices as it assumes operatorship of the Sendero Midstream assets. This includes incorporating the acquired assets into its carbon management plan with a focus on emissions reductions and increased methane emissions monitoring. The company will also maintain its strong commitment to biodiversity and ecosystem protection, safety, and community engagement efforts in New Mexico.

Transaction Details

Sendero Midstream Acquisition

Under the terms of the purchase agreement, Crestwood will acquire Sendero Midstream for $600 million in cash, which will be financed with cash from the Barnett Shale divestiture and borrowings on Crestwood’s revolving credit facility. The Sendero Midstream assets, located in Eddy County, New Mexico, are comprised of 350 MMcf/d of processing capacity, approximately 140 miles of natural gas gathering lines and more than 53,000 horsepower of field gathering compression.

First Reserve’s 50% Equity Interest in CPJV

Under the terms of the First Reserve agreement, Crestwood will acquire the remaining 50% equity interest in CPJV for $320 million. As part of the valuation and a condition to closing the transaction, First Reserve will fund $75 million into CPJV to paydown asset level debt and support a portion of the cash consideration due to Sendero Midstream. In connection with these steps, Crestwood will issue to First Reserve approximately 11.3 million common units, which represents a total transaction value of $320 million. Pro forma for the transaction, First Reserve will own approximately 10% of Crestwood’s common units outstanding. In addition, Crestwood will assume approximately $75 million in remaining debt outstanding at the joint venture level attributable to Crestwood’s interest.

Barnett Shale Asset Divestiture

Crestwood entered into a definitive agreement to divest its legacy, non-core Barnett Shale assets to EnLink Midstream for $275 million in cash. The divestiture of Crestwood’s assets includes the Alliance System, the Lake Arlington System and the Cowtown System, representing a full exit from the Barnett Shale. Crestwood will utilize the cash proceeds from the sale to fund the cash consideration for the Sendero Midstream acquisition.

These transactions have been unanimously approved by the Board of Directors of Crestwood’s general partner, Sendero Midstream and First Reserve. The transactions are expected to close early in the third quarter 2022, subject to customary regulatory approvals. Crestwood has posted a supplemental investor deck providing details on the transactions on its corporate website.

Advisors

RBC Capital Markets served as lead financial advisor, Citi served as financial advisor and Vinson & Elkins L.L.P. and Locke Lord L.L.P. served as legal advisors to Crestwood. Morgan Stanley & Co. LLC served as financial advisor and Latham & Watkins LLP served as legal advisor to Sendero Midstream. Simpson Thacher & Bartlett L.L.P. served as legal advisor to First Reserve. Baker Botts L.L.P. served as advisor to EnLink Midstream.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management,

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based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple shale resource plays across the United States. Crestwood is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water. Visit Crestwood Equity Partners LP at www.crestwoodlp.com; and to learn more about Crestwood’s sustainability efforts, please visit https://esg.crestwoodlp.com.

About First Reserve

First Reserve is a leading global private equity investment firm exclusively focused on energy, including related industrial markets. With over 35 years of industry insight, investment expertise and operational excellence, the firm has cultivated an enduring network of global relationships and raised more than $32 billion of aggregate capital since inception. First Reserve has completed approximately 700 transactions (including platform investments and add-on acquisitions), creating several notable energy companies throughout the firm’s history. Its portfolio companies have operated on six continents, spanning the energy spectrum from upstream oil and gas to midstream and downstream, including resources, equipment and services, and associated infrastructure. Please visit www.firstreserve.com for further information.

Source: Crestwood Equity Partners LP

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Crestwood Equity Partners LP

Investor Contact

Rhianna Disch, 713-380-3006

rhianna.disch@crestwoodlp.com

Director, Investor Relations

Sustainability and Media Contact

Joanne Howard, 832-519-2211

joanne.howard@crestwoodlp.com

Senior Vice President, Sustainability and Corporate Communications

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